                               SUBLEASE AGREEMENT

                               The parties agree as follows:

                DATE OF THIS   October 21, 1997
                   SUBLEASE:

             PARTIES TO THIS   Overtenant:           LIT, Inc.
                   SUBLEASE:   Address for notices:  21 Penn Plaza,
                                                     a/k/a 360 West 31st Street
                                                     New York, NY  10019

                               You, the Undertenant: Net Grocer, Inc.
                               Address for notices:  11th Floor, 333 Seventh
                                                       Avenue
                                                     New York, NY  10001

                               If there are more than one Overtenant or Undertenant, the words "Overtenant" and "Undertenant" used in this Sublease includes them.

      INFORMATION FROM OVER-   Landlord:             333 7th Ave. Realty Co.
                      LEASE:   Address for notices:  440 Park Avenue South
                                                     New York, NY

                               Overtenant:
                               Address for notices:

                               Date of Over-Lease:   February 5, 1992

                               Term:   from: February 5, 1992
                                       to: February 28, 2005

                               A copy of the Over-Lease is attached as an important part of the Sublease.

                       TERM:   1.   Three years: Zero months:
                                    Beginning: October 1997
                                    ending: November 30, 2000

            PREMISES RENTED:   2.   All space on the 11th floor
                                    directly accessible from existing glass
                                    door entrance way excluding only building's common areas measuring approximately 9,000 square feet (the "Premises") in the building located at 333 Seventh Avenue.

            USE OF PREMISES:   3.   The premises may be used for general and
                                    executive offices, sales service and
                                    distribution of Undertenant's products
                                    only.

                       RENT:   4.   See Rider




                   SECURITY:   5.




      AGREEMENT TO LEASE AND   6.   Overtenant sublets the premises to you, the
                   PAY RENT:        Undertenant, for the Term. Overtenant
                                    states that it has the authority to do so.
                                    You, the Undertenant, agree to pay the Rent and other charges as required in the Sublease. You, the Undertenant, agree to do everything required of you in the Sublease.

                    NOTICES:   7.   All notices in the Sublease shall be sent
                                    by certified mail, "return receipt
                                    requested", by a nationally recognized
                                    overnight courier or hand delivered with signed receipt.

                 SUBJECT TO:   8.   The Sublease is subject to the Over-Lease.
                                    It is also subject to any agreement to
                                    which the Over-Lease is subject. You, the Undertenant, state that you have read and initialed the Over-Lease and will not violate it in any way.

        OVERTENANT'S DUTIES:   9.   The Over-Lease describes the Landlord's
                                    duties. The Overtenant is not obligated to perform the Landlord's duties. If the Landlord fails to perform, you, the Undertenant, must send the Overtenant a notice. Upon receipt of the notice, the Overtenant shall then promptly notify the Landlord and demand that the Over-Lease agreements be carried out. The Overtenant shall continue the demands until the Landlord performs.

                    CONSENT:   10.  If the Landlord's consent to the Sublease
                                    is required, this consent must be received within days from the date of this Sublease.
                                    If the Landlord's consent is not received within this time, the Sublease will be terminable at any time thereafter by either party. In such event all parties are automatically released and all payments shall be refunded to you, the Undertenant.

                ADOPTING THE   11.  The provisions of the Over-Lease are part
              OVER-LEASE AND        of this Sublease. All the provisions of the
                 EXCEPTIONS:        Over-Lease applying to the Overtenant are
                                    binding on you, the Undertenant, except
                                    these:

                                    a.) These numbered paragraphs of the
                                        Over-Lease shall not apply: 1, 47, 66,
                                        86, 96(k), 100, 125, 126, 127, 128,
                                        133, 135, 29, 30, 42, 51, 75, 81 and
                                        82,

                                    b.) These numbered paragraphs of the
                                        Over-Lease are changed as follows: and
                                        except to the extent that they are
                                        inapplicable or modified by the
                                        provisions of this Sublease.

               NO AUTHORITY:   12.  You, the Undertenant, have no authority to
                                    contact or make any agreement with the
                                    Landlord about the premises or the
                                    Over-Lease. You, the Undertenant, may not pay rent or other charges to the Landlord, but only to the Overtenant.

                 SUCCESSORS:   13.  Unless otherwise stated, the Sublease is
                                    binding on all parties who lawfully succeed to the rights or take the place of the Overtenant, or you, the Undertenant.
                                    Examples are an assign, heir, or a legal representative such as an executor or your will or administrator of your estate.

                    CHANGES:   14.  This sublease can be changed only by an
                                    agreement in writing signed by the parties to the Sublease.

                 SIGNATURES:        OVERTENANT:  LIT, Inc.

                                    /s/ Gadi Rosenfeld
                                    -----------------------------------------

                                    -----------------------------------------

                                    You, the UNDERTENANT:  Net Grocer, Inc.

                                    /s/ Daniel Nissan
Witness:                            -----------------------------------------
/s/ Richard D. Falcone              Daniel Nissan
-----------------------------       -----------------------------------------


STATE OF                   COUNTY OF                           ss:
    On          19   before me personally appeared

to me known and known to me to be the individual(s) described in and who executed the foregoing Sublease, and duly acknowledged to me that he executed the same.

                                    -----------------------------------------


               GUARANTY OF PAYMENT WHICH IS PART OF THE SUBLEASE

           DATE OF GUARANTY:                              19

                   GUARANTOR
                AND ADDRESS:

                  REASON FOR   1.   I know that the Overtenant would not rent
                   GUARANTY:        the premises to the Undertenant unless I
                                    guarantee Undertenant's performance. I have also requested the Overtenant to enter into the Sublease with the Undertenant. I have a substantial interest in making sure that the Overtenant rents the premises to the Undertenant.

                   GUARANTY:   2.   The following is my Guaranty:

                                    I guaranty the full performance of the
                                    Sublease by the Undertenant. This Guaranty is absolute and without any condition. It includes, but is not limited to, the payment of rent and other money charges.

                                    In addition, I agree to these other terms:

                  CHANGES IN   3.   This Guaranty will not be affected by any
            SUBLEASE HAVE NO        change in the Sublease, whatsoever. This
                     EFFECT:        includes, but is not limited to, any
                                    extension of time or renewals. The Guaranty will be binding even if I am not a party to these changes.

           WAIVER OF NOTICE:   4.   I do not have to be informed about any
                                    failure of performance by Undertenant. I waive notice of non-payment or nonperformance.

                PERFORMANCE:   5.   If the Undertenant fails to perform under
                                    the Sublease, the Overtenant may require me to perform without first demanding that the Undertenant perform.

       WAIVER OF JURY TRIAL:   6.   I give up my right to trial by jury in any
                                    claim related by to the Sublease or this Guaranty.

                    CHANGES:   7.   This Guaranty of payment and performance
                                    can be changed only by written agreement signed by all parties to the Sublease and Guaranty.


                 SIGNATURES:   WITNESS:                 GUARANTOR:



                               -----------------------  -----------------------

                          RIDER to SUBLEASE AGREEMENT
                                    between
         LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant
                             dated October 21, 1997


         This RIDER to SUBLEASE AGREEMENT between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant, dated October 21, 1997 ("Rider") amends and modifies the Sublease Agreement entered into by the above parties, as follows:

1. This Sublease Agreement is subject and subordinate to the Overlease dated February 5, 1992, a copy of which is attached hereto and made a part hereof, and to the matters to which that Overlease is or shall be subordinate, and in the event of termination, reentry, or dispossess by Landlord under that Overlease, Landlord may, at its option take over all of the right, title and interest of Undertenant to attorn to Landlord pursuant to then executory provisions of such Sublease, except that Landlord shall not: (i) be liable for any previous act or omission of Overtenant under such Sublease; (ii) be subject to any offset, not expressly provided in such Sublease, that theretofore accrued to such Undertenant against Overtenant; or (iii) be bound by any previous modification of such Sublease or by any previous prepayment of more than one month's fixed rent or any additional rent then due.

2. The Parties represent that they have dealt with no broker in connection with this transaction other than Mr. Jeffrey Zund of Kenneth Zund Realty Associates, Inc. and Mr. Bruce Rothman of Julien Studley, Inc. and that Overtenant is solely responsible for the payment of any and all brokerage fees to those brokers pursuant to a separate agreement to which Undertenant is not a party. The Parties are entering into this Sublease Agreement in reliance on this representation by each other. The Overtenant agrees to indemnify and hold the Undertenant harmless from any claim made by either of the above brokers against the Undertenant relating to this Sublease Agreement, and the Parties agree to indemnify and hold each other harmless from any claim made by any other broker with whom they have dealt and arising out of a breach of the foregoing representation.

3. The Overtenant's identification number is: 13-3500362. The Undertenant's identification number is: 13-3873142.

4. This Sublease Agreement is subject to the receipt of Landlord's consent under Article 96 of the Overlease.

5. Par. 4 of the printed Sublease Agreement form is replaced with the following:

         Rent: 4. The rent for the term of the first 12 months ending
                  September 30, 1998 is $13,125.00 per calendar month. You, the Undertenant, will

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


                  pay this rent to the Overtenant in equal monthly payments of $13,125.00. Payments shall be paid in advance on the first day of each month during the term of the Sublease ending November 30, 1998.

                  The yearly rent for the second 12 calendar months of the term of the Sublease is $163,800.00. You, the Undertenant, will pay this yearly rent to the Overtenant in twelve equal monthly payments of $13,650.00. Payments shall be paid in advance on the first day of each month during the second calendar year of the Term.

                  The yearly rent for the third 12 calendar months of the term of the Sublease is $170,352.00. You, the Undertenant, will pay this yearly rent to the Overtenant in twelve equal monthly payments of $14,196.00. Payments shall be paid in advance on the first day of each month during the third calendar year of the Term.

                  In addition, at the time of execution of the Sublease Agreement, Undertenant shall pay to Overtenant rent for the month of November, 1997 and shall prepay rent for the month of November, 2000.

6.       Rent Abatement:

         Provided that the Undertenant is not in breach of any provision of this Sublease Agreement beyond any applicable notice and grace period, the Overtenant will extend to the Undertenant the following concessions:

         a. Rent for the month of February, 1998 shall be abated; and
         b. Rent for the month of February, 1999 shall be abated.

7.       Expansion into Contiguous Space:

         a. Commencing as of December 1, 1997, or as soon thereafter as the contiguous space of approximately 2,000 square feet currently occupied by Sal Albanese, C.P.A., on the 11th floor of 333 Seventh Avenue, immediately outside the glass doorway to the original demised premises and being the balance of the space demised to Overtenant pursuant to the Overlease (the "Additional Premises") is delivered to the Undertenant (the "Additional Effective Date"), this Sublease is amended as follows:

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


         (1) the Premises shall consist both of:

             (a) the Original Premises, and
             (b) the Additional Premises,

and the term "Premises" in the Sublease, including in this Rider, thenceforth shall be deemed to include both the Original Premises and the Additional Premises.

         b. As of the Additional Effective Date, the Sublease is hereby amended as follows:

         (1) With respect to the Additional Premises only:

             (a) until November 1, 1998, rent shall be payable to the
                 Overtenant in equal monthly payments of $2,916.67. Payments shall be paid in advance on the first day of each month during that period;

             (b) the yearly rent for the second 12 calendar months of the term of the Sublease is $36,400.00. You, the Undertenant, will pay this yearly rent to the Overtenant in twelve equal monthly payments of $3,033.33. Payments shall be paid in advance on the first day of each month during the second calendar year of the Term.

             (c) the yearly rent for the third 12 calendar months of the term of the Sublease is $37,856.00. You, the Undertenant, will pay this yearly rent to the Overtenant in twelve equal monthly payments of $3,154.67. Payments shall be paid in advance on the first day of each month during the third calendar year of the Term.

         If Overtenant is unable to give possession of the Premises or the Additional Premises on the Effective or the Additional Effective Date, as the case may be, because of the holding over or retention of possession of any tenant, subtenant, undertenant or occupant, or for any other reason, Overtenant shall not be subject to any liability for failure to give possession on said date and the validity of the Sublease, or of this provision, shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of the Sublease. In addition, as respects the Additional Premises only, in the event that Overtenant is unable to give possession of the Additional Premises on the Additional Effective Date, as above, and such inability

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


shall continue beyond January 15, 1998, then for each day that possession is delayed beyond January 15, 1998, fixed rent for the Additional Premises shall be abated to the extent of one day's rent that would otherwise have been payable as to the Additional Premises. The provisions of this paragraph are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law.

         If the Commencement Date of this Sublease shall be a date other than the first day of a calendar month, then the fixed rent for any such partial calendar month during which commencement of the Sublease shall occur shall be prorated on a per-diem basis. If the Additional Commencement Date shall be a date other than the first day of a calendar month, then the fixed rent for any such partial calendar month during which the Additional Commencement Date shall occur shall be prorated on a per-diem basis.

         Notwithstanding the foregoing, Overtenant agrees to use reasonable efforts to gain possession of the Premises, or the Additional Premises, as the case may be, on the Effective Date or the Additional Effective Date, as the case may be.

8.       Option to Renew until February 28, 2005:

         a. Overtenant grants to Undertenant a right to extend the term of Sublease to February 28, 2005, provided, however, that during such extended term, the rent for the Original Premises shall be as follows:

              (1) The yearly rent for the first 12 calendar months of the extended term of the Sublease, if any, will be $177,166.08. You, the Undertenant, would pay this yearly rent to the Overtenant in twelve equal monthly payments of $14,763.83. Payments would be paid in advance on the first day of each month during the first calendar year of the extended Term.

              (2) The yearly rent for the second 12 calendar months of the extended term of the Sublease, if any, will be $184,252.72. You, the Undertenant, would pay this yearly rent to the Overtenant in twelve equal monthly payments of $15,354.39. Payments would be paid in advance on the first day of each month during the second calendar year of the extended Term.

              (3) The yearly rent for the third 12 calendar months of the extended term of the Sublease, if any, is $191,622.83. You, the Undertenant,

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


                   would pay this yearly rent to the Overtenant in twelve equal monthly payments of $15,968.57. Payments would be paid in advance on the first day of each month during the third calendar year of the extended Term.

              (4) The yearly rent for the fourth 12 calendar months of the extended term of the Sublease, if any, is $199,287.75. You, the Undertenant, would pay this yearly rent to the Overtenant in twelve equal monthly payments of $16,607.31. Payments would be paid in advance on the first day of each month during the fourth calendar year of the extended Term.

              (5) The rent for the remaining 4 months of the extended term of the Sublease, if any, after the first four years of the extended term of the Sublease, from October 1, 2004 to February 28, 2005, would be $86,358.00. You, the Undertenant, would pay this rent to the Overtenant in five equal monthly payments of $17,271.60. Payments would be paid in advance on the first day of each month during the extended Term.

         b. Provided that Overtenant has delivered possession of the Additional Premises to the Undertenant, the fixed rent for the Additional Premises shall be as follows:

              (1) The yearly rent for the first 12 calendar months of the extended term of the Sublease, if any, will be $39,370.24. You, the Undertenant, would pay this yearly rent to the Overtenant in twelve equal monthly payments of $3,280.85. Payments would be paid in advance on the first day of each month during the first calendar year of the extended Term.

              (2) The yearly rent for the second 12 calendar months of the extended term of the Sublease, if any, will be $40,945.05. You, the Undertenant, would pay this yearly rent to the Overtenant in twelve equal monthly payments of $3,412.09. Payments would be paid in advance on the first day of each month during the second calendar year of the extended Term.

              (3) The yearly rent for the third 12 calendar months of the extended term of the Sublease, if any, is $42,582.85. You, the Undertenant, would pay this yearly rent to the Overtenant in twelve equal

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


                   monthly payments of $3,548.57. Payments would be paid in advance on the first day of each month during the third calendar year of the extended Term.

              (4) The yearly rent for the fourth 12 calendar months of the extended term of the Sublease, if any, is $44,286.17. You, the Undertenant, would pay this yearly rent to the Overtenant in twelve equal monthly payments of $3,690.51. Payments would be paid in advance on the first day of each month during the fourth calendar year of the extended Term.

              (5) The rent for the remaining 4 months of the extended term of the Sublease, if any, after the first four years of the extended term of the Sublease, from October 1, 2004 to February 28, 2005, would be $19,190.65. You, the Undertenant, would pay this rent to the Overtenant in five equal monthly payments of $3,838.13. Payments would be paid in advance on the first day of each month during the extended Term.

9.       In addition, Undertenant shall pay as additional rent the following:

         a.   water charges in the amount of $75.00 per month;

         b.   sprinkler charges in the amount of $75.00 per month; and

         c. Undertenant's share (which Overtenant believes to be and represents is 2.78% in total as to the Premises and Additional Premises combined, and, as allocated as between the Premises and the Additional Premises, would be 2.27455% as to the Premises and 0.50545% as to the Additional Premises), pursuant to Overtenant's lease with Landlord, of any and all increases in Real Estate Taxes above the Real Estate Taxes for the 1997/1998 New York City fiscal year (hereinafter referred to as the "Base Tax Year") imposed on the Property with respect to every Tax Year or part thereof during the term of this Sublease, whether any such increase results from a higher tax rate or an increase in the assessed valuation of the Property, or both. "Property" shall mean the land and building, including any "air rights," of which the Premises (Original Premises and Additional Premises) are a part. "Real Estate Taxes" shall mean taxes and assessments imposed upon the Property, including any special assessments imposed thereon for any purpose whatsoever, and also including taxes payable by Landlord to a ground lessor with respect

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


              thereto. If due to change in the method of taxation, any franchise, income, profit, other tax, however designated, shall be levied against Landlord's interest in the Property in whole or in part for or in lieu of any tax which would otherwise constitute Real Estate Taxes, such change in method of taxation shall be included in the term "Real Estate Taxes" for purposes hereof. "Tax Year" shall mean each period of twelve months commencing on the first day of July, subsequent to the Base Tax Year, in which occurs any part of the term of this Sublease or such other period of twelve months occurring during the term of this Sublease as hereafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York. All such payments shall be appropriately pro-rated for any partial Tax Years occurring during the first and last years of the term of this Sublease. A copy of the Tax Bill of the City of New York shall be sufficient evidence of the amount of Real Estate Taxes and calculation of the amount to be paid by Undertenant.

         Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation. Should Landlord be successful in any such reduction proceeding and obtain a rebate for periods during which Undertenant has paid Undertenant's share of increase, Overtenant shall return to Undertenant Undertenant's pro-rata share of such rebate except that Undertenant may not obtain any portion of the benefits which may accrue to Overtenant from any reduction in Real Estate Taxes for any Tax Year below those imposed in the Base Tax Year.

         The amount due under this provision shall be collected as additional rent without set-off or deduction and shall be paid in the following manner:

         Any adjustment in rent occurring by reason of the Tax Year concerned and, after Overtenant shall have furnished Undertenant with a statement setting forth the real estate taxes for the tax year concerned, all monthly installments of rent shall reflect one-twelfth (1/12th) of the annual amount of such adjustment until a new adjustment becomes effective pursuant to the provisions of this paragraph.

         If any tax statement is furnished to the Undertenant after the commencement of the effective date of any such adjustment, there shall be promptly paid by Undertenant to Overtenant an amount equal to the portion of such adjustment allocable to that part of the Tax Year which shall have elapsed prior to the first day of the calendar month next succeeding the calendar month in which said statement was furnished to Undertenant.

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


         The Overtenant's failure during the Sublease term to prepare and deliver any of the tax bills or Overtenant's failure to make a demand, shall not in any way cause Overtenant to forfeit or surrender its right to collect any of the additional rent which may have become due during the term of this Sublease. The Undertenant's liability for the amounts due under this paragraph shall survive the expiration of the term for a period of no more than two (2) years.

10.      Electric Power Provision and Consumption:

         Notwithstanding anything to the contrary that may be provided elsewhere, Undertenant is solely responsible for the payment of all costs and expenses to provide electrical service to the Premises, including without limitation, costs of maintenance, repair and operation.

11. Overtenant's Work and Original Premises and Additional Premises in As-Is Condition:

         Undertenant agrees to take the Premises and Additional Premises in "as-is" condition, except that Overtenant agrees to repair or replace broken or missing ceiling tiles, if any, existing at the time of delivery of the Premises or Additional Premises, as the case may be. Overtenant also agrees to repair any damaged walls, and to clean any soiled carpet, in the Premises or Additional Premises, as the case may be, existing at the time of delivery.

12.      Access to and Control of Supplemental Air-Conditioning:

         Overtenant represents that Undertenant shall have access to the supplemental air-conditioning servicing the Premises, and that the heating and air-conditioning servicing the Premises can be controlled from within the Premises.

13.      Square Footage [47]:

         The Undertenant does hereby acknowledge that no representations have been made to the Undertenant by the Overtenant or by anyone acting on behalf of the Overtenant as to the amount of square footage in the Premises. The Undertenant has inspected the demised premises and relies upon its own judgment in computing the square footage of both the Original Premises and the Additional Premises.

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


14.      Obligation to Pay Rent and Other Charges [81]:

         The Undertenant's obligation to pay basic rent, additional rent and any other charges hereunder shall survive the expiration or sooner termination of this Sublease.

15.      Additional Rent [82]:

         Any charges payable in addition to the basic rent and/or additional rent specified in this Sublease shall be deemed additional rent hereunder.

16.      Maintenance and Repair of Air-conditioning Equipment [86]:

         The Undertenant covenants and agrees to obtain and maintain at Undertenant's sole cost and expense an air-conditioning maintenance contract for the maintenance of the heating unit and air-cooling units, all of which serve only the demised premises, with a reputable air-conditioning contractor acceptable to the Overtenant, at all times during the term of this Sublease, and to promptly deliver a copy of such contract to the Overtenant.

17.      Commencement of Term [127]:

         The term of this Sublease shall commence on the date when the Undertenant shall occupy the Original Premises or when said premises is ready for occupancy by the Undertenant in accordance with par. 10 and Overtenant so informs Undertenant and tenders delivery of possession thereof.

18.      Agreement to Execute Commencement Memorandum [128]:

         The Overtenant and the Undertenant agree to execute a memorandum setting forth the date of Commencement of this Sublease.

19.      Performance by Overtenant:

         Notwithstanding any provision of this Sublease to the contrary, as to obligations contained in this Sublease by incorporation by reference of the provisions of the Overlease, Overtenant shall have the obligation to pay the rent and the additional rent due under the Overlease and as to Overtenant's obligations under the Overlease, upon request of the Undertenant, to request the Landlord under the Overlease to observe and perform the Landlord's obligations under the Overlease or, to permit the Undertenant to request or require that the same be done in the Undertenant's name and stead.

RIDER to SUBLEASE AGREEMENT
between LIT, Inc., as Overtenant, and NetGrocer, Inc., as Undertenant October __, 1997


20.      Expiration Date of Contiguous Lease:

         Overtenant hereby represents and warrants that (i) the term of the existing lease between Overtenant and Sal Albanese, C.P.A., dated November, 1992, with respect to the Additional Premises (the "Contiguous Lease") expires on November 30, 1997, and (ii) Overtenant shall not extend the term of the Contiguous Lease.


Dated: October __, 1997



LIT, Inc.                                   NETGROCER, INC.

/s/ Gadi Rosenfeld                          /s/ Daniel Nissan
-----------------------------               -----------------------------
By:  Gadi Rosenfeld                         By:  Daniel Nissan


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Its:  President                             Its:  President

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